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                     May 22, 2023

       Gregory S. Lovins
       Chief Financial Officer
       Avery Dennison Corporation
       8080 Norton Parkway
       Mentor, OH 44060

                                                        Re: Avery Dennison
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 22,
2023
                                                            File No. 001-07685

       Dear Gregory S. Lovins:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing